EMPLOYMENT AGREEMENT
                              --------------------

         This EMPLOYMENT AGREEMENT (the "Agreement") is entered into as of the 7th day of February, 1998, by and between Integrated Space Systems, Inc., a California corporation (the "Company"), and Philip Smith ("Employee").

                                 RECITALS

         A. The Company is principally engaged in the business of providing engineering analysis, design, test support and field engineering for aerospace-related projects.
         B. Effective this date, SpaceDev, Inc., a Colorado corporation ("SPDV") has acquired all of the issued and outstanding capital stock of the Company (the "Acquisition"). In connection with and as a material condition to completion of the Acquisition, certain shareholders and management employees of the Company, including Employee, have agreed to enter into employment agreements with the Company.
         C. The Company desires to retain Employee as Chief Operating Officer of the Company, and Employee desires to accept such employment on the terms and conditions set forth herein.
         NOW, THEREFORE, based upon the following covenants, conditions and promises the parties hereto do hereby agree as follows:

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

         1. EMPLOYMENT AND DUTIES. Subject to the terms and conditions set forth herein, the Company hereby employs Employee, and Employee hereby accepts such employment with the Company, as the Chief Operating Officer of the Company, and his duties shall be consistent with such positions.
         2. TERM OF EMPLOYMENT. The term of Employee's employment under this Agreement shall commence on and as of the date hereof and shall continue hereafter for a period of 36 months, subject to early termination as provided for elsewhere in this Agreement. The "term" of this Agreement shall mean and refer to such 36-month period (or any earlier termination thereof pursuant to Section 5 hereof).
         3. EXTENT OF SERVICE. During the term hereof, Employee agrees to and shall devote his full time to the performance of his duties hereunder, it being the intent of the parties hereto that Employee shall devote his best efforts to furthering, promoting and developing the business, activities and interests of the Company. Employee acknowledges that the "interests of the Company" include the business, activities and interests of SPDV, its subsidiaries and affiliates, and as a result, Employee may also be requested by the Chief Executive Officer or Board of Directors of the Company to undertake various management responsibilities on a full- or part-time basis for or on behalf of SPDV for all or part of the term.
         4. COMPENSATION. As compensation for the services which Employee is to render hereunder, the Company shall pay Employee the following aggregate annual salary for and with respect to each year (annual periods ending with the anniversary date of the date of this Agreement)during the term hereof: $60,000 for the first year, $90,000 for the second year and $110,000 for the third year.

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

Employee's salary during each of such years shall be paid in accordance with the normal payroll practices of the Company. At the end of each year during the term hereof, the Board of Directors of the Company may review the compensation of Employee hereunder and if it, in its sole discretion, believes it to be justified, may pay to Employee a cash bonus for and with respect to such year.
                  (a) The Company will provide Employee with such fringe benefits as are within the Company's policy as approved by the Board of Directors of the Company. The Company shall also reimburse Employee for expenses reasonably incurred by him in carrying out his duties hereunder, including travel, lodging and reasonable entertainment expenses, promptly after presentation to the Company of receipts or other documents evidencing the incurrence of such expenses providing that such expenses have been approved in advance by the Chief Executive Officer of the Company or are otherwise consistent with policy on such matters as established by the Company's Board of Directors.
                  (b) The Company shall cause SPDV to grant to Employee options to purchase shares of common stock of SPDV in the amounts and upon the terms set forth in Exhibit A attached hereto and incorporated herein by this reference.
         5. TERMINATION OF EMPLOYMENT FOR GOOD CAUSE. The Company may terminate the employment of Employee for "good cause" by giving written notice thereof to Employee. For the purposes of this Agreement, "good cause" shall mean only Employee's (i) drug, alcohol or other substance abuse during regular business hours or to such extent as to materially affect the performance of his duties hereunder, (ii) commission of a crime directly related to his employment hereunder, (iii) conviction of a felony involving moral turpitude, (iv)

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

negligence, gross mismanagement or willful misconduct in the management of the business and affairs of the Company or failure to perform such duties as may reasonably be directed by the Board of Directors and as may be reasonably consistent with the duties and obligations of Employee's office, or (v) breach of any material provision of this Agreement. In the event the employment of the Employee is terminated pursuant to this Section 5, the Company shall have no further liability to Employee other than for compensation earned but not yet paid. In the event the Company contends that it had good cause to terminate the employment of Employee pursuant to clause (i), (ii) or (iii) of this Section 5, the Company shall specify in said written notice the effective date of termination of Employee's employment, which date may, in the Company's sole discretion, be the date of such notice. In the event the Company contends that it has good cause to terminate the employment of Employee pursuant to clause
(iv) or (v) of this Section 5, the Company shall set forth in said written notice reasonable details of Employee's acts or conduct which the Company alleges constitutes a willful and gross mismanagement of business and affairs of the Company or a breach of material provision of this Agreement, as the case may be. The written notice shall also specify what, if anything, Employee could do to cure or eliminate the alleged "good cause" for termination if the matter is susceptible of cure. If Employee performs the required services or modifies Employee's performance to correct the matters complained of within sixty (60) days of receipt of the notice, Employee's breach will be deemed cured. However, if the nature of the matters complained of are such that more than sixty (60) days are reasonably required to correct the matters complained of, then his breach will be deemed cured if he commences to correct such matters within the

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

sixty (60) day period and thereafter diligently prosecutes such correction to completion, but not to exceed one additional sixty (60) day period. If Employee does not modify his performance to correct or commence to correct the matter complained of within the sixty (60) day period or any extension thereof, the Company shall have the right to terminate this Agreement at the end of such (60) day period or any extension thereof. It is understood that Employee's performance hereunder shall not be deemed unsatisfactory solely on the basis of any economic performance of the Company because such performance will depend in part on a variety of factors over which Employee has little control.
         6. TERMINATION BY DEATH OR INCAPACITY. The Company may terminate the employment of Employee by written notice to Employee if, during the term of this Agreement, Employee shall become incapable of fulfilling his obligations hereunder because of injury or physical or mental illness which shall exist or may reasonably be anticipated to exist for a period of six (6) consecutive months or for an aggregate of six (6) months during the term hereof. The death of Employee shall automatically terminate the term of Employee's employment. In the event the employment of Employee is terminated by Employee's death or by the Company pursuant to this Section 6 because of injury or physical or mental illness, the Company shall pay Employee, or Employee's heir(s) (in the event of death), all compensation of Employee earned but not yet paid up to and through the day upon which Employee's death occurs or this Agreement is terminated by the Company due to Employee's incapacity, as applicable, or in accordance with any written policy applicable to other executives of the Company in effect at the time of Employee's death or incapacity, if more favorable.

         7. TERMINATION WITHOUT CAUSE. The Company may terminate the employment of Employee without cause at any time in which event Employee and the Company agree that the sole amounts due and owing to Employee hereunder (whether as "severance pay" or otherwise) shall be $100,000, $70,000 or $60,000 for a termination of employment without cause during year one, year two or year three of the term, respectively.
         8. NONCOMPETITION; NONSOLICITATION; CONFIDENTIAL INFORMATION.
         (a) Employee covenants and agrees that, during the term he will not, directly or indirectly, whether individually or as an officer, director, employee or consultant, become employed by, or become a partner in or a stockholder owning more than one percent (1%) of, any business which is engaged in the business of providing aerospace engineering services and other related consulting or any other business which is similar to or competitive with the business now or at any time during the term of this agreement being conducted by SPDV and/or the Company.
         (b) Employee acknowledges that it is the policy of the Company (for purposes of this subsection 8 (b) the term "Company" shall also, refer to SPDV, any subsidiary, parent or other affiliate of the Company or of SPDV) to maintain as secret and confidential all valuable and unique information heretofore or hereafter acquired, developed or used by the Company relating to the business, operations, employees and/or clients of the Company, including SPDV, which gives the Company a competitive advantage in its industry, including, without limitation: information about net costs, profits, markets, suppliers, technology, key personnel and consultants, pricing policies, operational methods, designs, technical and systems processes, relationships with universities, the National Aeronautics and Space Administration and other governmental agencies, and other business affairs and methods and other information not readily available to the public, plans for future developments, operating manuals, financial statements, forecasts and operating data and business plans (all such information is hereinafter referred to as "Confidential Information"). Employee recognizes and acknowledges that the services heretofore performed by Employee and those to be performed by Employee are special and unique, and that by reason of his duties, he has acquired and will acquire Confidential Information. Employee recognizes that all such Confidential Information is the property of the Company. In consideration of the Company's entering into this Agreement, Employee agrees that: (i) Employee shall never, directly or indirectly, use, publish, disseminate or otherwise disclose any Confidential Information obtained during his employment by the Company (whether obtained prior to, during or after the term of this Agreement) without the prior written consent of the Company's Board of Directors; and (ii) during the term of this Agreement, he shall exercise all due and diligent precautions to protect the integrity of the Company's designs, processes, systems, know-how, statistical data and compilations, agreements, contracts, manuals or other documents embodying any Confidential Information. Upon termination of Employee's employment by the Company and at any other time upon request of the Company, he shall return all such documents (and copies thereof) embodying any Confidential Information in his possession or control. Employee agrees that the provisions of this subparagraph (b) are reasonable and necessary to protect the proprietary rights of the Company in the Confidential Information and its trade secrets, goodwill and reputation. The provisions of this subparagraph (b) shall not apply to Confidential Information (i) which is known generally to the public, (ii) which otherwise comes into the public domain without the fault of Employee, or
(iii) which Employee obtains from sources other than the Company.
         (c) For a period of 36 months after the termination of this Agreement for any reason other than a termination by the Company under Section 7 (or for such a lesser period of time as may be determined by a court of law or equity to be a reasonable limitation on Employee), Employee shall not: (i) solicit, directly or indirectly, any director, officer or employee of the Company to discontinue that individual's status of employment with the Company; (ii) become employed in any activity similar to or competitive with the business of the Company or of SPDV being conducted at the time of termination of this Agreement anywhere in the world; or (iii) solicit or cause or authorize, directly or indirectly to be solicited, for or on behalf of himself or any third party, from customers, clients, consultants or other providers of goods and services (all of whom are collectively referred to as "Company Clients") of the Company or of SPDV, any business which is competitive with the Company or with SPDV anywhere in the world. "Clients" shall also include persons whom or entities which the Company has identified and targeted (at or prior to the date of termination of this Agreement) as intended customers or clients of SPDV
         (d) In the event of a termination by the Company under Section 7 of this agreement clauses (ii) and (iii) of subsection 8 (c) above shall be adjusted as follows:
                  (1) Employee shall not, for a period of 18 months following such termination: (i) become an officer or director, or maintain an ownership interest of more than one percent in any company that is directly competitive with the business of SPDV; or (ii) be employed by or consult to any business which is directly competitive with SPDV anywhere in the world. Nothing set forth herein shall prevent Employee following termination of this Agreement from securing any engineering related employment at any aerospace or other company, or division thereof, which is not competitive with the business of SPDV.
                  (2) Employee shall not, for a period of 24 months following such termination solicit or cause or authorize directly or indirectly to be solicited for or on behalf of himself or any third party any customer of SPDV to provide to that customer goods or services directly competitive with the goods or services provided to that customer by SpaceDev. Nothing set forth herein shall prevent Employee following termination of this Agreement from securing any engineering related employment at any aerospace or other company, or division thereof, which is not competitive with or providing services to SPDV.
         (e) If the covenants contained in this Section 8 are violated, or threatened to be violated, Employee acknowledges and agrees that such violation or threatened violation will cause irreparable damage to the Company and SPDV, that the remedy at law of the Company or of SPDV will be inadequate and that the Company and SPDV shall, in addition to, but not in limitation of, any other rights or remedies available at law or in equity, be entitled to temporary and permanent injunctive relief and/or specific performance without the necessity of proving actual damage.
         (f) Employee acknowledges that the provisions of this Section 8 are fair and equitable and are required in connection with the Acquisition and continued employment hereunder. The parties hereto acknowledge that the provisions of this Section 8 shall survive the termination of this Agreement.

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

         9. EMPLOYEE'S RIGHTS AND BENEFITS PERSONAL. Except as may herein otherwise be specifically provided, the rights, benefits and obligations of Employee under this Agreement are personal to Employee, and no such rights or benefits shall be subject to voluntary or involuntary alienation, assignment or transfer.
         10. ENTIRE AGREEMENT; MODIFICATION; WAIVER. This Agreement constitutes the entire agreement between the parties pertaining to the subject matter contained in it and supersedes all prior written or oral agreements, representations, understandings and/or discussion between the parties relating thereto. No supplement, modification or amendment of this Agreement shall be binding unless executed in writing by the party making the waiver.
         11. NOTICES. Any notice required or permitted hereunder shall be given in writing and shall be conclusively deemed effectively given upon personal delivery, or three (3) business days after deposit in the United States mail, by registered or certified mail (or air mail, if notice shall be sent outside the United States), return receipt requested, postage prepaid, or two (2) days after delivery to a nationally known air courier or delivery company, addressed to the applicable party hereto at the address specified below (or as otherwise directed in a notice given in accordance herewith):

         If to the Company, to:             Integrated Space Systems, Inc.
                                            7940 Silverton Avenue, Suite 202
                                            San Diego, California  92126

         If to SPDV, to:                    SpaceDev, Inc.
                                            P. O. Box 2121
                                            Steamboat Springs, Colorado 80477

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

                                            Attn:    James W. Benson,
                                                     Chief Executive Officer

         If to Employee, to:                Philip Smith
                                            8684 Somerset Avenue
                                            San Diego, California 92123

         12. EFFECT OF HEADINGS. The subject headings of this Agreement are included for purposes of convenience only, and shall not affect the construction or interpretation of any of its provisions.
         13. ARBITRATION; ATTORNEYS' FEES. Any controversy or claim arising out of or to this Agreement, or the breach hereof, shall be resolved by JAMS/ENDispute in accord with its rules and regulations and judgment on the award so rendered may be entered in any court having jurisdiction thereof. Any such proceeding shall be had in the County of San Diego, State of California. If any action or proceeding is brought to enforce any provisions of this Agreement, the prevailing party shall be entitled to its costs and expenses in connection therewith, including without limitation reasonable attorneys' fees.
         14. INJUNCTIVE RELIEF. Employee hereby recognizes, acknowledges and agrees that in the event of any breach by Employee of any of his covenants, agreements, duties or obligations hereunder, the Company would suffer great and irreparable harm, injury and damage, the Company would encounter extreme difficulty in attempting to prove the actual amount of damages suffered by the Company as a result of such breach, and the Company would not be reasonably or adequately compensated by an award of damages in any action at law. Employee therefore acknowledges and agrees that, in addition to any other remedy the Company may have at law, in equity, by statute or otherwise, in the event of any

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

breach by Employee of any of his covenants, agreements, duties or obligations hereunder, the Company shall be entitled to seek and receive temporary, preliminary and permanent injunctive and other equitable relief from any court of competent jurisdiction to enforce any of the rights of the Company, or any of the covenants, agreements, duties or obligations of Employee hereunder, and/or otherwise to prevent the violation of any of the terms or provisions hereof, all without the necessity of proving the amount of any actual damage to the Company or any affiliate thereof resulting therefrom; PROVIDED, HOWEVER, that nothing contained in this Section 14 shall be deemed or construed in any manner whatsoever as a waiver by the Company of any of the rights which the Company may have against Employee at law, in equity, by statute or otherwise arising out of, in connection with or resulting from the breach by Employee of any of his covenants, agreements, duties or obligations hereunder.
         15. APPLICABLE LAW. The validity, interpretation and enforcement of this Agreement shall be governed by the laws of the State of California except that the Federal Arbitration Act shall govern any arbitration proceeding.
         16. COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which when taken together shall constitute one and the same Agreement.
         17. SEVERABILITY. If any provision of this Agreement shall be declared invalid, illegal and/or unenforceable, such provision shall be severed and the remaining provisions shall continue in full force and effect.
         18. SUCCESSOR AND ASSIGNS. The provisions hereof shall inure to the

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

benefit of, be binding upon, and be enforceable by the successors and assigns of the Company.
         19. ASSIGNMENT; SUCCESSORS; AFFILIATES. The Company may assign this Agreement (or the interest of the Company herein) to any affiliate of the Company or to any entity which is a party to a merger, reorganization, or consolidation with the Company or to a subsidiary of the Company or to an entity or entities acquiring substantially all of the assets of the Company or of any division with respect to which Employee is providing services (providing any such assignee assumes the Company's obligation under the Agreement). Employee shall, if requested by the Company, perform Employee's services and duties, as specified in this Agreement, to or for the benefit of any affiliate of the Company, including, without limitation, any parent or subsidiary of the Company or any other subsidiary of any parent of the Company. Upon such assignment, acquisition, merger, consolidation, or reorganization, the term "Company" as used herein shall be deemed to refer to such assignee or such successor entity. Employee shall not have the right to assign Employee's interest in this Agreement, any rights under this Agreement or any duties imposed under this Agreement nor shall Employee (or Employee's spouse, heirs, beneficiaries, administrators or executors) have the right to pledge, hypothecate or otherwise encumber Employee's right to receive compensation hereunder without the consent of the Company.
         20. FURTHER ASSURANCES. The Company and Employee each agree to execute and deliver any and all additional instruments and to perform any and all additional acts deemed by either party to be necessary or proper to carry into effect the terms, conditions and provisions of this Agreement.

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

         IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the day and year first above written.

EMPLOYEE:                                  THE COMPANY:

                                           INTEGRATED SPACE SYSTEMS, INC.,
                                           a California corporation
-----------------------------------
Philip Smith
                                           By
                                             -----------------------------------
                                             Its President and Chief
                                             Executive Officer

                             STOCK OPTION AGREEMENT


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THE ISSUANCE AND TRANSFER OF THE STOCK REPRESENTED BY THIS OPTION IS SUBJECT TO
RESTRICTIONS. THIS OPTION HAS BEEN ISSUED IN RELIANCE UPON THE REPRESENTATION OF THE HOLDER THAT THE STOCK WILL BE ACQUIRED FOR INVESTMENT PURPOSES AND NOT WITH A VIEW TOWARDS THE RESALE OR OTHER DISTRIBUTION THEREOF. NEITHER THIS OPTION NOR THE SHARES ISSUABLE UPON THE EXERCISE OF THIS OPTION, HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 OR ANY STATE SECURITIES LAWS


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SpaceDev, Inc. (the "Company"), desiring to afford an opportunity to the Grantee named below to purchase certain shares of the Company's common stock, to provide the Grantee with an added incentive as an employee of the Company, hereby grants to Grantee, and the Grantee hereby accepts, an option to purchase the number of such shares optioned as specified below (the "Option"), during the term ending at midnight (prevailing local time at the Company's principal offices) on the expiration date of this Option as specified below, at the option exercise price specified below, subject to and upon the following terms and conditions.

         1. IDENTIFYING PROVISIONS. As used in this Option, the following terms shall have the following respective meanings:

                  (a)      Grantee:    Philip E. Smith

                  (b)      Date of Grant shall be February 7, 1998.

                  (c) Number of shares optioned, shall mean that number of shares set forth in section 2 below.

                  (d) Each option exercise price per share shall be the sum amount set forth next to each of the respective Triggering Events as defined in section 2 below:

         2. VESTING AND TERM OF OPTION. This Option is not exercisable in any part until one (1) year after the Date of Grant, and then only upon achievement of the Triggering Events set forth below:

         (a) After the Company has constructed, completed and tested its first spacecraft and certified that it is "ready to launch," the Option shall vest in the Grantee to the extent of 20,000 shares optioned hereunder at an exercise price of $1.50 per share;

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

         (b) When the Company has generated $750,000 in pretax profits in any one fiscal year from customers and business developed from the Integrated Space Systems' ("ISS") base of business and/or business developed from such base or services, the Option shall vest in the Grantee to the extent of an additional 20,000 shares optioned hereunder at an exercise price of $ 2.00 per share;

         (c) On the successful launch of the Company's first Spacecraft, the Option shall vest in the Grantee to the extent of an additional 20,000 shares optioned hereunder at an exercise price of $2.50 per share;

         (d) On the successful completion of the rendezvous and completion of the "Minimum Mission," as defined therefor, the Option shall vest in the Grantee to the extent of an additional 20,000 shares optioned hereunder at an exercise price of $3.00 per share;

         (e) When the Company has achieved seventeen percent (17%) profit margin (as determined by the Company's independent certified public accountants) for two (2) consecutive fiscal years from customers or business developed from the Integrated Space Systems' ("ISS") base of business and/or business developed from such base or services (and not from any other business of the Company), the Option shall vest in the Grantee to the extent of an additional 20,000 shares optioned hereunder at an exercise price of $ 3.50 per share;

         Upon the occurrence of any Triggering Event, subject to the other provisions of this Option, Grantee may exercise this Option for all or any portion of the number of shares optioned for which the Option is then vested. Subject to the other provisions hereof, each Option shall have a total term of seven (7) years from Date of Grant, and upon expiration of such seven (7) year term, any Option not exercised in full shall expire and may thereafter no longer be exercised.

         3. RESTRICTIONS ON EXERCISE. The following additional restrictions shall apply to the exercise of the Option:

                  (a) TERMINATION OF EMPLOYMENT. If the Grantee's employment by the Company or any of its subsidiaries is terminated for any reason other than death, only that portion of this Option exercisable at the date of such termination of employment may thereafter be exercised, and it may not be exercised more than three (3) months after such date of termination nor after the expiration date of this Option, whichever date is sooner, unless such termination is due to the Grantee's permanent and total disability, in which case such period of three (3) months shall be extended to one (1) year. In all other respects, this Option shall terminate upon such termination of employment.

                  (b) DEATH OF GRANTEE. If the Grantee shall die during the term of this Option, the Grantee's legal representative or representatives, or the person or persons entitled to do so under the Grantee's last will and testament or under applicable intestate law, shall have the right to exercise this Option, but only for the number of shares as to which the Grantee was entitled to exercise this Option in accordance with Section 2 hereof on the date of his death, and such right shall expire and this Option shall terminate one (1) year after the date of the Grantee's death or on the expiration date of this Option, whichever date is sooner. In all other respects, this Option shall terminate upon such termination of employment.

         4. NON-TRANSFERABLE. The Grantee may not transfer this Option except by will or the laws of descent and distribution. This Option shall not be otherwise transferable, assigned, pledged, hypothecated or disposed of in any way, whether by operation of law or otherwise, and shall be exercised during the Grantee's lifetime only by the Grantee or his guardian or legal representative.

         5. ADJUSTMENTS AND CORPORATE REORGANIZATIONS. If the outstanding shares of the class then subject to this Option are increased or decreased, or are changed into or exchanged for a different number or kind of shares or securities, as a result of one or more reorganizations, recapitalizations, stock splits, reverse stock splits, stock dividends or the like, appropriate adjustments shall be made in the number and/or kind of shares or securities for which the unexercised portions of this Option may thereafter be exercised, all without any change in the aggregate exercise price applicable to the unexercised portions of this Option, but with a corresponding adjustment in the exercise price per share or other unit. No fractional share of stock shall be issued under this Option or in connection with any such adjustment. Such adjustments shall be made by or under authority of the Company's Board of Directors whose determinations as to what adjustments shall be made, and the extent thereof, shall be final, binding and conclusive.

            Upon the dissolution or liquidation of the Company, or upon a reorganization, merger or consolidation of the Company as a result of which the outstanding securities of the class then subject to this Option are changed into or exchanged for cash or property or securities not of the Company's issue, or upon a sale of substantially all the property of the Company to, or the acquisition of stock representing more than eighty percent (80%) of the voting power of the stock of the Company then outstanding by another corporation or person, this Option shall terminate, unless provision be made in writing in connection with such transaction for the assumption of options theretofore granted, or the substitution for such options of any options covering the stock of a successor corporation, or a parent or subsidiary thereof, which appropriate adjustments as to the number and kind of shares and prices, in which event this Option shall continue in the manner and under the terms so provided. If this Option shall terminate pursuant to the foregoing sentence, the Grantee shall have the right, at such time prior to the consummation of the transaction causing such termination to exercise the unexercised portions of this Option.

         6. MANNER OF EXERCISE. This Option may be exercised by the Grantee or other person then entitled to exercise it by giving four (4) business days' written notice of exercise to the Company specifying the number of shares to be purchased and the total purchase price, accompanied by a check to the order of the Company in payment of such price. If the Company is required to withhold on account of any present or future tax imposed as a result of such exercise, the notice of exercise shall be accompanied by a check to the order of the Company in payment of the amount of such withholding.

         7. ALTERNATIVE PAYMENT WITH STOCK. Notwithstanding the foregoing provisions requiring payment by check, payment of such purchase price or any portion thereof may be made with shares of stock of the same class as the shares then subject to this Option, if shares of that class are then publicly traded (as defined below), such shares to be credited toward such purchase price on the valuation basis set forth below, in which event the stock certificates evidencing the shares so to be used shall accompany the notice of exercise and shall be duly endorsed or accompanied by duly executed stock powers to transfer the same to the Company; provided, however, that such payment in stock instead of cash shall not be effective and shall be rejected by the Company if (i) the Company is then prohibited from purchasing or acquiring shares of the class of its stock thus tendered to it, or (ii) the right or power of the person exercising the Option to deliver such shares in payment of said purchase price is subject to the prior interests of any other person (excepting the Company), as indicated by legends upon the certificate(s) or as known to the Company. For purposes of this paragraph: (a) "publicly traded" shares are those which are listed or admitted to unlisted trading privileges on a national securities exchange or as to which bid and offer quotations are reported in the automated quotation system ("NASDAQ") operated by the National Association of Securities Dealers, Inc. ("NASD") and (b) for credit toward the purchase price, shares so surrendered shall be valued as of the day immediately preceding the delivery to the Company of the certificate(s) evidencing such shares (or, if such day is not a trading day in the U.S. securities markets, on the nearest preceding trading day), on the basis of the closing price of stock of the class as reported with respect to the market (or the composite of the markets, if more than one) in which such shares are then traded or, if no such closing prices are reported, the lowest independent offer quotation reported therefor in Level 2 of NASDAQ, or, if no such quotations are reported, on the basis of the most nearly comparable valuation method acceptable to the Company.

         8. RIGHTS IN SHARES BEFORE ISSUANCE AND DELIVERY. No person shall be entitled to the privileges of stock ownership in respect of any shares issuable upon exercise of this Option, unless and until such shares have been issued to such person as fully paid shares.

         9. REQUIREMENTS OF LAW AND OF STOCK EXCHANGES. By accepting this Option, the Grantee represents and agrees for himself and his transferees by will or the laws of descent and distribution that, unless a registration statement under the Securities Act of 1933 is in effect as to shares purchased upon any exercise of this Option, (i) any and all shares so purchased shall be acquired for his personal account and not with a view to or for sale in connection with any distribution, and (ii) each notice of the exercise of any portion of this Option shall be accompanied by a representation and warranty in writing, signed by the person entitled to exercise the same, that the shares are being so acquired in good faith for his personal account and not with a view to or for sale in connection with any distribution.

            No certificate or certificates for shares of stock purchased upon exercise of this Option shall be issued and delivered prior to the admission of such shares to listing on notice of issuance on any stock exchange on which shares of that class are then listed, nor unless and until, in the opinion of counsel for the Company, such securities may be issued and delivered without causing the Company to be in violation of or incur any liability under any federal, state or other securities law, any requirement of any securities exchange listing agreement to which the Company may be a party, or any other requirement of law or of any regulatory body having jurisdiction over the Company.

         10. EMPLOYMENT BY THE COMPANY. Nothing contained in this Option shall be construed to confer upon Grantee any right to be continued in the employ of the Company or any of its subsidiaries, or to limit the right of the Company or any subsidiary to retire, request the resignation of or discharge Grantee as an employee at any time, with or without cause.

         11. STOCK OPTION PLAN. This Option is subject to, and the Company and the Grantee agree to be bound by, all of the terms and conditions of any Plan adopted by the Board of Directors and Shareholders for this Option to qualify under a corporate Stock Purchase Plan Option or Incentive Stock Option as defined in Internal Revenue Code sections 421, 422, 423, provided that no such plan adopted by the Company shall deprive Grantee, without his consent, of this Option or any of his rights hereunder. If all or any part of the Options shall not qualify under any such future Plan adopted by the Company the Options shall nevertheless be valid and carried into effect. The Board of Directors of the Company or its Committee established for the purpose of adopting such a Plan is vested with final authority to adopt, interpret and construe any such Plan. A copy of any such Plan, and any future amendments thereto, shall be distributed to the Grantee immediately upon adoption and be available for inspection during business hours by the Grantee or other persons entitled to exercise this Option at the Company's principal office.

         12. RESTRICTED STOCK. Grantee agrees, recognizes, and acknowledges that any stock issued to him pursuant to his exercise of this Option shall be subject to the terms and conditions as may be issued by the Securities and Exchange Commission in connection with future public offering of the stock of the Company.

         13. NOTICES. Any notice to be given to the Company shall be addressed to the Company in care of its Secretary at its principal office, and any notice to be given to the Grantee shall be addressed to him at the address given beneath his signature hereto or at such other address as the Grantee may hereafter designate in writing to the Company. Any such notice shall be deemed duly given when enclosed in a properly sealed envelope addressed as aforesaid, registered or certified mail, and deposited, postage and registry or certification fee prepaid, in a post office or branch post office regularly maintained by the United States Postal Service.

         IN WITNESS WHEREOF, the Company has granted this Option on the Date of Grant specified above.


                                           SpaceDev, Inc.




                                        By: /s/ James Benson
                                           -------------------------------------
                                           James Benson, Chief Executive Officer



ACCEPTED AND AGREED:

GRANTEE:


-----------------------------------
NAME
ADDRESS

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